EXHIBIT 4.2

FREMONT HOME LOAN TRUST 2006-3

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AMENDMENT NO. 1 TO POOLING AND SERVICING AGREEMENT

Dated as of January 10, 2007

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Fremont Home Loan Trust 2006-3

Asset-Backed Certificates, Series 2006-3

AMENDMENT NO. 1

AMENDMENT NO. 1 (this “Amendment”) effective as of September 1, 2006, among Financial Asset Securities Corp., as depositor (the “Depositor”), Wells Fargo Bank, N.A., as servicer effective January 1, 2007 and February 1, 2007 (the “Servicer”) and Deutsche Bank National Trust Company, as trustee (the “Trustee”).

PRELIMINARY STATEMENT

WHEREAS, the Depositor, the Servicer and the Trustee, are parties to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the “Agreement”);

WHEREAS, Section 11.01 of the Agreement provides that the Agreement may be amended by the Depositor, the Servicer and the Trustee;

WHEREAS, Section 11.01 of the Agreement provides that the Trustee will receive an opinion stating that such Amendment will not adversely affect in any material respect the interests of any Certificateholder; and

NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

2.  Amendments

The definition of “Available Funds” is deleted in its entirety and replaced with the following:

“Available Funds”: With respect to any Distribution Date, an amount equal to the excess of (i) the sum of (a) the aggregate of the related Monthly Payments on the Mortgage Loans due on the related Due Date and received on or prior to the related Determination Date, (b) Net Liquidation Proceeds, Insurance Proceeds, Subsequent Recoveries, Principal Prepayments, proceeds from repurchases of and substitutions for such Mortgage Loans and other unscheduled recoveries of principal and interest in respect of the Mortgage Loans received during the related Prepayment Period, (c) the aggregate of any amounts received in respect of a related REO Property withdrawn from any REO Account and deposited in the Collection Account for such Distribution Date, (d) the aggregate of any amounts deposited in the Collection Account by the Servicer in respect of related Prepayment Interest Shortfalls for such Distribution Date, (e) the aggregate of any Advances made by the Servicer for such Distribution Date in respect of the Mortgage Loans, (f) the aggregate of any related advances made by the Trustee in respect of the Mortgage Loans for such Distribution Date pursuant to Section 7.02, (g) the amount of any Prepayment Charges collected by the Servicer in connection with the full or partial prepayment of any of the Mortgage Loans and any Servicer Prepayment Charge Payment Amount, (h) with respect to the Distribution Date immediately following the end of the Funding Period, any amounts in the Pre-Funding Accounts (exclusive of any investment income therein) after giving effect to any purchase of Subsequent Mortgage Loans, (i) with respect to each Distribution Date during the Funding Period and on the Distribution Date immediately following the end of the Funding Period, any amounts withdrawn by the Trustee from the Interest Coverage Accounts for distribution on the Certificates on such Distribution Date and (j) all income and gain realized from the investment of funds deposited in the Distribution Account during the Float Period over (ii) the sum of (a) amounts reimbursable or payable to the Servicer pursuant to Section 3.11(a), the Trustee pursuant to Section 3.11(b) or the Swap Provider (including any New Swap Payment and Swap Termination Payment owed to the Swap Provider but excluding any Swap Termination Payment owed to the Swap Provider resulting from a Swap Provider Trigger Event) (b) amounts deposited in the Collection Account or the Distribution Account pursuant to clauses (a) through (g) above, as the case may be, in error, (c) the amount of any Prepayment Charges collected by the Servicer in connection with the full or partial prepayment of any of the Mortgage Loans and any Servicer Prepayment Charge Payment Amount, (d) any indemnification payments or expense reimbursements made by the Trust Fund pursuant to Section 8.05, and (e) any Net Swap Payment or Swap Termination Payment owed to the Swap Provider (other than any Swap Termination Payment owed to the Swap Provider resulting from a Swap Provider Trigger Event).

The following definition is added in its entirety to Section 1.01 of the Agreement:

“Float Period”: With respect to any Distribution Date and amounts in the Distribution Account, the period commencing on the Servicer Remittance Date and ending on the Business Day immediately preceding such Distribution Date.

The definition of “Group I Interest Remittance Amount” is deleted in its entirety and replaced with the following:

“Group I Interest Remittance Amount”: With respect to any Distribution Date, that portion of the Available Funds for such Distribution Date attributable to interest received or advanced with respect to the Group I Mortgage Loans or amounts withdrawn from the Group I Interest Coverage Account and the Group I Allocation Percentage of all income and gain realized from the investment of funds deposited in the Dirstribution Account during the Float Period.

The definition of “Group II Interest Remittance Amount” is deleted in its entirety and replaced with the following:

“Group II Interest Remittance Amount”: With respect to any Distribution Date, that portion of the Available Funds for such Distribution Date attributable to interest received or advanced with respect to the Group II Mortgage Loans or amounts withdrawn from the Group II Interest Coverage Account and the Group II Allocation Percentage of all income and gain realized form the investment of funds deposited in the Distribution Account during the Float Period.

The definition of “Trustee Compensation” is deleted in its entirety and replaced with the following:

“Trustee Compensation”: The Trustee Compensation shall be one Business Day of income earned on amounts on deposit in the Distribution Account.

The following is added as Section 3.12(d) of the Agreement:

Upon receipt of written instructions from the majority Holder of the Class C Certificates or if the Class C Certificates have been pledged pursuant to an Indenture, the majority equity holder in such transaction (either such party, the “Class C Holder”), the Trustee shall invest the funds on deposit in the Distribution Account during the Float Period.  Such instructions from the Class C Holder shall remain in force until the Trustee receives written instructions from the Class C Holder to cease investing such funds during the Float Period. All income and gain realized from the investment of funds deposited in the Distribution Account during the Float Period shall be included in Available Funds for the related Distribution Date. The Class C Holder shall deposit in the Distribution Account, from its own funds, the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in the Distribution Account during the Float Period immediately upon notification of such loss. The Trustee may at its discretion, and without liability, hold the funds in the Distribution Account after the Float Period uninvested.

3.  Except as expressly modified or amended in this Amendment, all of the terms, covenants, provisions, agreements and conditions of the Agreement are hereby ratified and confirmed in every respect and shall remain unmodified and unchanged and shall continue in full force and effect.

4.  The Depositor certifies that all conditions for the execution of this Amendment have been satisfied.

5.  This Amendment shall become effective as of the date indicated above when, and only when, the Trustee shall have received executed counterparts of this Amendment from the parties hereto.

6.  This Amendment may be executed in counterparts, all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 as of the date first above written.

FINANCIAL ASSET SECURITIES CORP., as Depositor

By:	/s/ Ara Balabanian
Name:	Ara Balabanian
Title:	Vice President

WELLS FARGO BANK, N.A., as Servicer

By:	/s/ Laurie McGoogan
Name:	Laurie McGoogan
Title:	Vice President

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Trustee

By:	/s/ Barbara Campbell
Name:	Barbara Campbell
Title:	Vice President

By:	/s/ Karlene Benvenuto
Name:	Karlene Benvenuto
Title:	Authorized Signer